Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 25, 2020 (November 30, 2020 as to the effects of the reverse stock split described in Note 2 and Note 14) relating to the financial statements of Seer, Inc. appearing in the Prospectus filed January 28, 2021 by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement No. 333-252395 on Form S-1, as amended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
San Francisco, California
January 28, 2021